EXHIBIT 23



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2005, relating to the consolidated financial statements of Avista Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Seattle, Washington
July 13, 2005